UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 11, 2011

Dr Pepper Snapple Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33829 (Commission File Number)	98-0517725 (IRS Employer Identification No.)
5301 Legacy Drive
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 673-7300
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
          On January 11, 2011, Dr Pepper Snapple Group, Inc. (“DPS”) issued $500 million aggregate principal amount of 2.900% Senior Notes due 2016 (the “Notes”) under an Indenture, dated as of December 15, 2009, between DPS and Wells Fargo Bank, N.A., as trustee (the “Base Indenture”), as amended and supplemented by the Second Supplemental Indenture thereto, dated as of January 11, 2011, among DPS, the guarantors party thereto and Wells Fargo Bank, N.A. (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Interest on the Notes is payable on January 15 and July 15 of each year, beginning July 15, 2011. The Notes mature on January 15, 2016. The Notes will not be entitled to any sinking fund. The Notes were issued in an underwritten offering registered under the Securities Act of 1933, as amended. Net offering proceeds, after deducting estimated underwriting discounts and offering expenses, were approximately $496.9 million. The net proceeds replace a portion of the cash used to purchase DPS’ 6.82% Senior Notes due 2018 tendered pursuant to our December 1, 2010 cash tender offer, and such proceeds are available for general corporate purposes.
          The Notes are unsecured and unsubordinated obligations of DPS, rank equally with DPS’ existing and future unsecured and unsubordinated indebtedness, including any borrowings under our senior credit facility, and senior to all of our future subordinated debt. The Notes are jointly and severally guaranteed on an unsecured and unsubordinated basis by all of our domestic subsidiaries (except two immaterial subsidiaries associated with our charitable foundations).
          DPS may redeem the Notes, in whole or in part from time to time, at its option, at a redemption price equal to the greater of:
     • 100% of the principal amount of the Notes being redeemed; and
     • the sum of the present value of the remaining scheduled payments of principal and interest in respect of the Notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury rate plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.
          If a change of control triggering event (as defined in the Indenture) occurs, subject to certain exceptions, DPS must give holders of the Notes the opportunity to sell to DPS their Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest to the date of purchase.
          The Indenture contains customary events of default, including:
     • default in any payment of interest on any Note when due, continued for 30 days;
     • default in the payment of principal of or premium, if any, on any Note when due;
     • failure by DPS to comply with its obligations under the Indenture, in certain cases subject to notice and grace periods; and
     • specified events involving bankruptcy, insolvency or reorganization of DPS or certain of its subsidiaries.
          If an event of default under the Indenture occurs and is continuing, the trustee may, and at the direction of the holders of at least 25% in principal amount of the outstanding Notes shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable, or, in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.
          DPS and our majority-owned subsidiaries are subject to certain negative covenants under the Indenture governing the Notes. The Indenture limits the ability of DPS and each of our majority-owned subsidiaries to, among other things:
     • incur indebtedness secured by principal properties;
     • enter into certain sale and leaseback transactions with respect to principal properties; and
     • enter into certain mergers, consolidations and transfers of substantially all of our assets.
          Other material terms of the Notes, the Base Indenture and the Second Supplemental Indenture are described in the prospectus supplement, dated January 6, 2011, as filed with the Securities and Exchange Commission on January 7, 2011. The terms and provisions of the Notes and Indenture set forth in this Current Report on Form 8-K are qualified in their entirety by reference to the Base Indenture (filed as Exhibit 4.1 to DPS’ Current Report on Form 8-K filed on December 23, 2009) and the Second Supplemental Indenture and the Notes (in global form), which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and each of which is incorporated herein by this reference.
          As previously reported, on January 6, 2011, DPS entered into an underwriting agreement with with J.P. Morgan Securities LLC , Merrill Lynch, Pierce Fenner & Smith Incorporated and UBS Securities LLC, as joint bookrunning managers and on behalf of the several underwriters parties thereto, in connection with an underwritten public offering of the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
          (d) Exhibits

No.	Description
4.1	Second Supplemental Indenture, dated as of January 11, 2011, among Dr Pepper Snapple Group, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

4.2	2.900% Senior Note due 2016 (in global form), dated January 11, 2011, in the principal amount of $500 million.

5.1	Opinion of Baker Botts, L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DR PEPPER SNAPPLE GROUP, INC.
Date: January 11, 2011	By:	/s/ James L. Baldwin, Jr.
		Name:	James L. Baldwin, Jr.
		Title:	Executive Vice President & General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Second Supplemental Indenture, dated as of January 11, 2011, among Dr Pepper Snapple Group, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

4.2	2.900% Senior Note due 2016 (in global form), dated January 11, 2011, in the principal amount of $500 million.

5.1	Opinion of Baker Botts, L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

5